Exhibit 99.2
The Trade Desk Appoints Omar Tawakol to Board of Directors

VENTURA, Calif. – August 7, 2025 – Global advertising technology leader The Trade Desk (Nasdaq: TTD) today announced the appointment of Omar Tawakol to its board of directors. A seasoned technology executive, Tawakol brings more than two decades of experience at the forefront of advertising technology, data platforms, and artificial intelligence.

“Omar is one of the most influential forces in ad tech and AI, and I’m thrilled to welcome him to our board of directors,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “From founding BlueKai and helping define the Data Management Platform (DMP) category, to building Voicea and Rembrand at the intersection of AI and advertising, Omar has been one of the true innovators in our industry. His deep technical expertise and product instincts, combined with a track record of building successful companies, make him an invaluable addition to our board as we continue to push the boundaries of programmatic advertising.”

Tawakol is currently the CEO and Founder of Rembrand, a creative AI platform that enables brands to insert virtual product placements into video content with remarkable precision and scale. Prior to Rembrand, he founded Voicea, a voice collaboration platform that used AI to generate meeting summaries and insights. Voicea was acquired by Cisco in 2019, where Tawakol went on to lead product-led growth for the Webex division.

Earlier in his career, Tawakol founded BlueKai, a data management platform that was instrumental in helping marketers activate audience data across digital channels. Oracle acquired BlueKai in 2014, and Tawakol subsequently served as SVP and GM of Oracle Data Cloud, where he oversaw data and measurement solutions used by many of the world’s largest brands.

“I’ve long admired what Jeff and the team at The Trade Desk have built, combining purpose, performance, and product excellence in a way that’s reshaping the digital advertising industry,” said Tawakol. “As the next frontier of AI and advertising continues to take shape, I look forward to contributing my experience and supporting The Trade Desk’s mission as it continues to scale globally.”

Tawakol currently also serves on the board of directors at LiveRamp (NYSE: RAMP), a leader in data connectivity and identity infrastructure.

He holds a B.S. in Engineering from the Massachusetts Institute of Technology and two master’s degrees from Stanford University, one in Engineering and another in Computer Science.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Media Contact
Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com